SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 1, 2010

PRIMORIS SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34145	20-4743916
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26000 Commercentre Drive, Lake Forest, CA 92630

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code (949) 598-9242

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets.

Completion of Acquisition of 50% Interest in WesPac Energy LLC

On July 1, 2010, Primoris Services Corporation, a Delaware corporation (“we,” “us” or “our”), completed the acquisition of a 50% membership interest in WesPac Energy LLC, a Nevada limited liability company (“WesPac”).

Pursuant to the terms of the Membership Interest Purchase Agreement, dated July 1, 2010, by and among us, WesPac and Kealine Holdings, LLC (“Kealine”), a Nevada limited liability company and the sole limited liability company member of WesPac prior to the closing, we acquired 50% of the issued and outstanding limited liability company membership interests of WesPac for total cash consideration of approximately $18.0 million.  Kealine will hold the remaining 50% membership interest in WesPac.  Immediately following the closing, WesPac distributed $4.9 million to Kealine.  We have no future obligation to make any additional investments into WesPac.  In addition, all key investment, management and operating decisions of WesPac will require unanimous approval from a management committee equally represented by us and Kealine.  Our investment in WesPac will be accounted for using the equity method.

Founded in 1998 and based in Irvine, California, WesPac develops pipeline and terminal projects in the United States, Canada and Mexico, providing long-term economic solutions for its customers and partners by building, expanding or enhancing infrastructure in the areas of pipeline transportation and storage inefficiencies.  To date, WesPac has successfully developed, financed and brought to completion several such projects.

Item 9.01	Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description

Exhibit 2.1	Membership Interest Purchase Agreement, dated July 1, 2010, by and between Primoris Services Corporation, Kealine Holdings LLC and WesPac Energy LLC

Exhibit 99.1	Press Release, dated July 1, 2010, issued by Primoris Services Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMORIS SERVICES CORPORATION

Date: July 8, 2010	By:	/s/ Peter J. Moerbeek

		Name:	Peter J. Moerbeek
		Title:	Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 2.1	Membership Interest Purchase Agreement, dated July 1, 2010, by and between Primoris Services Corporation, Kealine Holdings LLC and WesPac Energy LLC

Exhibit 99.1	Press Release, dated July 1, 2010, issued by Primoris Services Corporation